Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT AND SUPPORT SERVICES AGREEMENT (the “Agreement”) is dated as of February 15, 2024 (the “Effective Date”) by and between BENJAMIN MARCUS HOMES, L.L.C (“Provider”), a Pennsylvania limited liability company, and 339 JUSTABOUT LAND CO., LLC (“Recipient”), a Pennsylvania limited liability company.

BACKGROUND

Recipient is the owner of a residential home development with sixty-one (61) lots (the “Lots”) under development and available for sale collectively, known as the Tuscany II and Newcastle Developments (the “Business”). Provider will employ and supply personnel and equipment as necessary to provide construction management, sales, and other services to Recipient (the “Management”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the parties agree as follows:

1. Duties of Provider.

(a) Provider shall, during the term of this Agreement, provide certain employees, contractors and/or other personnel necessary for the Management of the Business.

(b) Provider shall have the sole authority and control with respect to the Management, but Recipient shall have the final authority respect to the sales of Lots after consultation with Provider, subject to the terms of the Option (as hereinafter defined).

(c) Provider shall provide Recipient with Management to the Business, including but not limited to:

(i)	Construction, development and sales of the Lots;

(ii)	Executive and general managerial services;

(iii)	Bookkeeping and Payables;

(iv)	Information technology;

(v)	General administrative services;

Signing authority on behalf of Recipient for all contracts related to the Management for Mark Hoskins or Barrett Hoskins; provided, however, that Mark Hoskins shall neither have the authority to mortgage or lien assets of the Business, nor contract on behalf of Recipient with any entity or person related to Provider other than agreements for the sale of Lots;

(vi)	All other services necessary for Management and conduct of the Business.

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(d) Provider agrees to abide by any and all applicable rules and regulations of the federal government and the states in which it performs such services under this Agreement.

2. Fees and Expenses.

(a) A “Management Fee” shall be calculated in consideration of the services provided pursuant to Section 1 and said Management Fee shall be two-thirds (2/3) of the following formula:

(i)	Net proceeds received by Recipient for Lots sold, including Purchase Option (as hereinafter defined);

(ii)	Less the $3 million original purchase price paid for the Business by Shepherd’s Finance, LLC;

(iii)	Less total amount actually paid to Howard Hanna and Sheldon Investments including interest, (excluding amounts deducted at closing from the HUD-1);

(iv)	Less total due to Shepherd’s Finance by Provider under the Purchase Option (as hereinafter defined) on the Termination Date;

(v)	Less total spent by Recipient for development costs, taxes paid, utilities paid, and bonding costs, which costs relate to the operation of the Business;

(vi)	Less future amounts to be paid by Recipient after the Term of this Agreement;

(vii)	Less Cost of Funds charged to Recipient by Shepherd’s Finance on the daily GL Development Asset Balance;

(viii)	Plus recognized development profit; and

(ix)	Less fees earned by Recipient under the Purchase Option (as hereinafter defined).

(b) The Management Fee shall be deferred and not paid to the Provider until the Termination Date (as hereinafter defined) and only if all Lots are sold pursuant to the Purchase Option (as hereinafter defined).

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3. Purchase Option.

As a condition precedent to this Agreement, Provider will enter into a certain Option Agreement for Purchase and Sale of Real Property with Recipient (“Purchase Option”), setting forth the terms of an option for Provider to purchase certain of the Lots from Recipient, subject to the conditions thereof.

4. Term.

This is a three (3) year Agreement which shall terminate three (3) years from the date hereof (the “Termination Date”).

5. Indemnification.

(a) Provider shall be solely liable (and Recipient shall have no liability) for each and every action (or failure to act) of Provider, or its employees or contractors, performing services for Recipient pursuant to this Agreement unless that action or failure to act is due to the actions or inactions of the Recipient, its agents or third party contractors that are performing work at the direction of the Recipient. In such event, Provider shall indemnify, defend and hold harmless Recipient and its officers directors, employees, attorneys, and the heirs, successors and assigns of each of them (collectively, the “Recipient Indemnitees”) from and against, and will reimburse the Recipient Indemnitees for, any Damages arising directly from an any action taken (or failure to act) by Provider, its employees or contractors, when performing services for Recipient pursuant to this Agreement. The provisions of this Section 5 are a material inducement for Recipient to enter into this Agreement and Recipient would not enter into this Agreement but for the provisions of this Section 5.

(b) Recipient shall be solely liable (and Provider shall have no liability) for each and every action (or failure to act) of Recipient with respect to any aspect of the Business not being serviced and/or managed by Provider pursuant to this Agreement and for any claims or legal actions in anyway related to acts of Recipient, or members of Recipient, or debts occurred by any assets of the Business, which claims occurred or existed prior to the date of this Agreement (the “Recipient Actions”). Recipient shall indemnify, defend and hold harmless Provider and its officers, directors, employees, attorneys, and the heirs, successors and assigns of each of them (collectively, the “Provider Indemnitees”) from and against, and will reimburse the Provider Indemnitees for, any Damages arising directly from an any action taken (or failure to act) by Recipient with respect to Recipient Actions whether or not any such action (or failure to act) constitutes negligence or willful misconduct. The provisions of this Section 4 are a material inducement for Provider to enter into this Agreement and Provider would not enter into this Agreement but for the provisions of this Section 5.

(c) The provisions of this Section 5 shall survive the expiration or termination of this Agreement without limitation. As used herein, “Damages” means collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, encumbrances, judgments, penalties, fines, costs, and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other proceeding or demand).

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6. Debt and Business Decisions. Provider will neither make any decision which materially impacts the Business, nor incur any debt on behalf of the Recipient or secured by the assets of the Recipient without consultation with and written approval from Recipient.

7. No Assignment. Provider may only assign this Agreement, or any of its rights and privileges hereunder, to any other person, firm or corporation, with the express written consent of Recipient. Recipient may assign this Agreement to any subsequent purchaser of the Business.

8. Recipient Confidential Information.

(a) Provider acknowledges that, as between Provider and Recipient, Recipient will be the sole owner of all Recipient Confidential Information (defined below) and that Recipient agrees to disclose or grant Provider access to Recipient Confidential Information only under the terms and conditions contained herein and Provider’s development of all Recipient Confidential Information under this Agreement shall be owned or assigned to Recipient. Provider agrees to hold in confidence, now and in the future, any and all Recipient Confidential Information disclosed, developed or accessible to Provider under this Agreement, and to take all reasonable steps including, without limitation, those steps that Provider takes to protect its own information, data or other tangible or intangible property that it considers proprietary and confidential, and that is of similar value or importance to the Recipient Confidential Information, to ensure that the Recipient Confidential Information is not disclosed to any person. Provider may not disclose Recipient Confidential Information without prior written approval from Recipient.

(b) As used herein, the term “Recipient Confidential Information” shall mean, collectively, all technical, financial and business information or materials, of any kind whatsoever, including where appropriate, and without limitation: all data, compilations, specifications, strategies, projects, processes, techniques, formulae, know-how, models, and patents; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all originals or copies of sales brochures, customer lists, customer contact information, supplier lists and contact information, and manufacturing protocols, records and data, product compositions, product tests, product development, machinery, apparatus, reports, and drawings of Recipient or any of its affiliates, customers, and prospects.

(c) Notwithstanding the foregoing, (i) Provider shall have the right to disclose Recipient Confidential Information to the extent required by applicable law or regulation, provided that Provider shall give Recipient reasonable written notice and sufficient opportunity to object to such use or disclosure, or to request confidential treatment of the Recipient Confidential Information; and (ii) the non-use and nondisclosure obligations of the Provider above shall not apply to such Recipient Confidential Information as the Provider can establish by written documentation to: (i) have been publicly known prior to disclosure by Recipient of such information to the Provider; or (ii) have become publicly known, without fault on the part of the Provider, subsequent to disclosure by Recipient of such information to the Provider.

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(d) Upon the termination or expiration of this Agreement, or upon Recipient’s request, the Provider shall return to Recipient all Recipient Confidential Information, including without limitation all copies, extracts and derivations thereof. To the extent reasonable financial information concerning the account giving rise to the Management Fee to confirm the determination of the Management Fee are deemed Recipient Confidential Information, Provider may retain a copy of such information for Provider’s archive and to preserve rights under this Agreement.

(e) No right or license to any patent, copyright, trade secret, Recipient Confidential Information, or any other intellectual property of Recipient is granted to the Provider by this Agreement, nor is Recipient obligated by this Agreement to grant the Provider any such right or license. Any invention(s) arising out of this Agreement, whether or not developed by Provider, shall be owned by or assigned to Recipient or its designee.

9. General.

(a) This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law principles.

(b) This Agreement shall be binding upon, and inure to the benefit of, the parties, and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties or their respective successors, any rights, remedies or liabilities.

(c) Provider and Recipient shall each maintain general liability and other insurance which provides for coverages and amounts of insurance which are commercially reasonable for services rendered under this Agreement.

(d) This Agreement contains the entire understanding of the parties, supersedes any prior agreements and understandings relating to this subject matter and may not be amended except in writing signed by both parties.

(e) This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(f) No delay or omission by either party in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(g) If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions will remain in full force and effect.

(h) The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BENJAMIN MARCUS HOMES, L.L.C

By:	/s/ Mark Hoskins
Name:	Mark Hoskins
Title:	Managing Member

339 JUSTABOUT LAND CO.,

By:	/s/ Daniel Wallach
Name:	Daniel Wallach
Title:	C.E.O

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